Exhibit 19

Insider Trading Policy
10.29.2024 Version 3.0

Silicon Laboratories Inc. (the “Company”) has adopted this Insider Trading Policy (the “Policy”) to promote compliance with securities laws and to protect the Company, as well as the persons covered by the Policy, from the very serious liabilities and penalties that can result from violations of these laws. Regardless of any action taken or not taken by the Company, each person is responsible for ensuring that he or she does not violate securities laws or this Policy.

Persons and Entities Subject to this Policy
This Policy applies to all directors, officers, employees and consultants of the Company and entities (such as trusts, limited partnerships and corporations) over which such individuals have or share voting or investment control (such individuals and entities, “Covered Parties”). The Policy also applies to family members and other persons living in a Covered Party’s household, and Covered Parties are responsible for compliance with this Policy by the members of their immediate family and personal household. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to the Policy.

Additional Restrictions Applicable to Section 16 Insiders and Other Designated Insiders
Section 16 Insiders. The Company has designated those persons listed on Exhibit A attached hereto as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the underlying rules and regulations promulgated by the SEC (“Section 16 Insiders”). The Compliance Officer will amend Exhibit A from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders. Section 16 Insiders are Covered Parties and are also subject to the additional restrictions and requirements set forth on Appendix I.
Insiders Subject to Quarterly Blackout Periods. The Company has designated those persons listed on Exhibit B attached hereto as “Insiders” who are subject to the trading blackout periods described in Appendix II and the pre- clearance requirements set forth in Appendix III. The Compliance Officer will amend Exhibit B from time to time as necessary to reflect the addition and the resignation or departure of such Insiders.

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Trading in Company Securities While in Possession of Material Nonpublic Information is Prohibited
Covered Parties may not trade in the stock or other securities of any company when they know “material nonpublic information” about the company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”). This restriction is not limited to trading in the Company’s securities. It includes trading in the securities of other companies such as customers, suppliers or vendors of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other companies.
The term “trade” or “trading” includes purchases, sales and gifts of stock, bonds, debentures, options, puts, calls and other similar securities. This Policy covers trades made pursuant to any investment direction under employee benefit plans as well as trades in the open market. This Policy also applies to the exercise of options with an immediate sale of some or all of the shares through a broker (“cashless exercise”).
Covered Parties must not share material nonpublic information with others, including friends and family, or recommend to anyone the trading of any securities on the basis of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, whether or not the Covered Party derives any benefit from another’s actions.
Because of the unique potential for abuse of material nonpublic information, it is also the Company’s policy that Covered Parties may not engage in short-term speculative transactions involving trading in the Company’s securities. This includes short sales and buying or selling puts or calls. In addition, the purchase of the Company’s securities on margin (except in connection with the exercise of stock options under Company incentive plans) is prohibited.

Definition of “Material Nonpublic Information”
Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in investing or voting decisions, or if the disclosure of the information would be expected to significantly alter the total mix of information in the marketplace about the Company. Therefore, any information that could reasonably be expected to affect the price of the security is material. Both positive and negative information can be material. Because any trading that receives scrutiny will be evaluated after the fact (with the benefit of hindsight), questions concerning materiality should be resolved in favor of deeming such information to be material, and trading should be avoided. Common examples of inside information that ordinarily would be considered material are:
Financial performance, especially quarterly and year-end operating results.
Projections of future earnings or losses or changes in such projections.
Company projections and strategic plans.
Actual earnings.
A pending or prospective joint venture, merger, acquisition, tender offer or financing.
Significant labor disputes or negotiations.
A potential or actual significant sale of assets or disposition of a subsidiary.
A gain or loss of a material contract, customer or supplier, or material changes in the profitability status of a current contract.
The development or release of a new product or service.

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Significant pricing changes.
Changes in a previously announced schedule for the development or release of a new product or service.
Changes in senior management, other major personnel changes or labor negotiations.
Commencement or threats of major litigations, or significant developments in pending litigation, including resolution of such litigation.
Significant increases or decreases in dividends or the declaration of stock split or the offering of additional securities.
Financial liquidity problems.
A significant cybersecurity incident, such as a data breach or a significant disruption or unauthorized access to information technology infrastructure.
Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Information is considered to be available to the public only when it has been released to the public through the appropriate channels (see Disclosure Policy), e.g., by means of a press release or a statement from one of the Company’s authorized spokespersons, and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is considered nonpublic under this Policy until the third business day after public disclosure.

Consequences for Violations of Insider Trading Laws or This Policy
Civil and Criminal Penalties. Potential penalties for insider trading violations include civil fines of up to three times the profit gained or loss avoided by trading, criminal fines of up to $5,000,000, and/or sentences of up to 20 years in a federal penitentiary for an individual and criminal fines of up to $25,000,000 for nonnatural persons. In addition, a company whose employee violates the insider prohibitions may be liable for civil fines of up to the greater of
$1,000,000 or three times the profit gained or loss avoided as a result of the employee’s insider trading violations. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
Company Discipline. Violation of this Policy or federal or state insider trading laws by any Covered Party may subject a director to removal proceedings and any other Covered Party to disciplinary action by the Company, including termination for cause.
Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

Insider Trading Compliance Officer
The Company has designated the Company’s Chief Legal Officer to act as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”); provided, however, that if the Chief Legal Officer is a party to a proposed trade, transaction or inquiry relating to this Policy, the Company’s Chief Financial Officer shall act as the Compliance Officer with respect to such proposed trade, transaction or inquiry. The Compliance Officer may delegate his or her authority to act as the Compliance Officer as he or she deem necessary or appropriate in his or her sole discretion. The duties and powers of the Compliance Officer and his or her delegees may include the following:

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Administering, monitoring and enforcing compliance with this Policy.
Responding to all inquiries relating to this Policy.
Designating and announcing special trading blackout periods during which specified persons may trade in Company securities.
Providing copies of this Policy and other appropriate materials to all current and new Covered Parties, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.
Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations.
Assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
Maintaining as Company records originals or copies of all documents required by the provisions of this Policy, and copies of all required SEC reports relating to insider trading, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
Maintaining the accuracy of the list of roles/titles as set forth on Exhibit A and Exhibit B, and updating such list periodically as necessary to reflect additions or deletions.
Designing and requiring training about the obligations of this Policy as the Compliance Officer considers appropriate.
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties under this Policy in the event that a Compliance Officer is unable or unavailable to perform such duties.

Limited Exceptions
Employee Benefit Plans
Equity Incentive Plans. The restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards for cash, but do apply to all sales of securities acquired through the exercise of stock options or other equity awards. Thus, this Policy does apply to the “same-day sale” or cashless exercise of Company stock options. The restrictions also apply to the sale of shares received on the settlement of restricted stock units or similar awards to cover applicable tax withholding, but do not apply to automatic withholding of shares by the Company to cover applicable taxes on the settlement of restricted stock units or similar awards.
Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan) which are used to purchase Company securities pursuant to the employee’s advance instructions. Purchases of Company securities under these plans are automatic and may be made when you are in possession of material nonpublic information. However, no officers or employees may enroll or elect to participate in such plans or alter their instructions regarding the level of withholding or the purchase of Company securities in such plans while in possession of material nonpublic information. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.

10b5-1 Plans
The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions under trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Securities Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. Covered Parties who have a high level of access to material nonpublic information in the usual course of

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their duties may consider entering into such a trading plan. All trading plans require the prior approval of the Compliance Officer. Transactions under a written trading plan will not be subject to the restrictions in this Policy against trades made while in possession of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy if the trading plan is approved by the Compliance Officer and complies with the Company’s “10b5-1 Plan Guidelines” set forth in Appendix IV. Final, executed trading plans approved by the Compliance Officer must be delivered to the Company. The Company may publicly disclose information regarding such trading plans into which you have entered.

Change in Form of Ownership
The trading prohibitions and restrictions set forth in this Policy do not apply to transactions that involve only a change in the form in which you own securities. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

Other Exceptions
Any other exception from this Policy must be approved by the Compliance Officer.

Unauthorized Disclosure
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. Information a Covered Party learns about the Company or its business plans in connection with his or her service to the Company is potentially inside information until publicly disclosed or made available by the Company. The Covered Party should treat all such information as confidential and proprietary to the Company. The Covered Party may not disclose it to others, such as family members, other relatives, or business or social acquaintances, including through social media or electronic communications, who do not need to know it for the Company’s legitimate business reasons. You must also treat material nonpublic information about our business partners with the same care required with respect to such information related directly to the Company.
Also, the timing and nature of the Company’s disclosure of material information (see Disclosure Policy) to outsiders is subject to legal rules, the breach of which could result in substantial liability to the Covered Party, the Company and its management. Accordingly, it is important that only authorized representatives of the Company discuss the business of the Company and its affiliates with news media, securities analysts and investors. Please refer such inquiries to the Investor Relations department of the Company.

Certain Types of Transactions are Prohibited
Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities by Covered Parties are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits Section 16 Insiders from engaging in short sales.
Hedging. In addition, certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no

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longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Covered Parties are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

The Company May Suspend all Trading Activities by Covered Parties
In order to avoid any questions and to protect both Covered Parties and the Company from potential liability, from time to time the Company may impose a “blackout” period during which some or all of the Covered Parties may not trade in Company’s securities. The Compliance Officer may impose such a blackout period if, in his or her judgment, there exists nonpublic information that would make trades by Covered Parties inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.

Every Individual is Responsible
Each Covered Party should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with the Covered Party.

This Policy Continues to Apply Following Termination of Service
The Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If a Covered Party is in possession of material nonpublic information when his or her service to the Company terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.

The Compliance Officer is Available to Answer Questions About This Policy
Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.

This Policy is Subject to Revision
The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.

All Covered Parties Must Acknowledge Their Agreement to Comply with This Policy

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Upon first receiving a copy of the Policy or any revised versions, each Covered Party must sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee will receive periodic reports from the Compliance Officer regarding material developments related to the Policy and shall be responsible for recommending any modification to this Policy that such Committee deems necessary or advisable, to the Board of Directors.

Amendments
We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s Policy may be obtained by contacting the Compliance Officer.

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Appendix I
Requirements Applicable to Section 16 Insiders
Overview
Most purchases, sales and gifts of Company securities by its directors, executive officers and greater-than-10% stockholders are subject to Section 16 of the Exchange Act and the rules and regulations promulgated by the SEC under Section 16 of the Exchange Act. An executive officer is generally defined as the president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy making function. The Company has designated those persons listed on Exhibit A attached hereto as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act. Each person listed on Exhibit A is referred to herein as a “Section 16 Insider.” Section 16 Insiders are subject to the additional restrictions and requirements set forth in this Appendix I. As with the other provisions of this Policy, Section 16 Insiders are responsible for ensuring compliance with this Appendix I by family members and members of their households and by entities over which they exercise voting or investment control.

Designated Brokers
Each market transaction in the Company’s stock by a Section 16 Insider, or any person whose trades must be reported by that Section 16 Insider on Form 4 (such as a member of the Section 16 Insider’s immediate family who lives in the Section 16 Insider’s household), must be executed by a broker designated by the Company unless the Section 16 Insider has received authorization from the Compliance Officer to use a different broker.
A Section 16 Insider and any broker that handles the Section 16 Insider’s transactions in the Company’s stock will be required to enter into an agreement whereby:
The Section 16 Insider authorizes the broker to immediately report directly to the Company the details of all transactions in Company equity securities executed by the broker in the Insider’s account and the accounts of all others designated by the Section 16 Insider whose transactions may be attributed to the Section 16 Insider.
The broker agrees not to execute any transaction for the Section 16 Insider or any of the foregoing designated persons (other than under a pre-approved Rule 10b5-1 trading plan) until the broker has verified with the Company that the transaction has been pre-cleared.
The broker agrees to immediately report the transaction details (including transactions under Rule 10b5-1 trading plans) directly to the Company and to the Section 16 Insider by telephone and in writing (by email).
Should a Section 16 Insider wish to use a broker other than one of the Company’s designated brokers, the Section 16 Insider should submit a request to use that broker for approval by the Compliance Officer.

Reporting of Transactions
Under Section 16 of the Exchange Act, most trades by Section 16 Insiders are subject to reporting on Form 4 within two business days following the trade date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting under Section 16 of transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction (including gift transactions) immediately after it is executed and (b) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16 (such as immediate family members living in the Section 16 Insider’s household) to immediately report directly to the Company and to the Section 16 Insider the details of any transactions they have in the Company’s stock. To facilitate timely reporting, all transactions that are subject to Section 16 must be reported

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to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Section 16 Insider is advised of the terms of the transaction. These reporting requirements are applicable even if a trade has been pre-cleared. Gifts of Company securities must also be reported to the SEC within a two-business day period after the gift.
Transaction details to be reported include:
Transaction date (trade date).
Number of shares involved.
Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).
If the transaction was a stock option exercise, the specific option exercised.
Contact information for the broker who executed the transaction.
A specific representation as to whether the transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).
The transaction details must be reported to the Compliance Officer, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.

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Appendix II
Special Restrictions on Transactions in Company Securities During Trading Blackout Periods
Overview
To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities during designated trading blackout periods by the individuals listed on Exhibit B. Each person listed on Exhibit B is referred to herein as an “Insider.” As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix II by family members and members of their households and by entities over which they exercise voting or investment control.

Trading Window
Any trade by an Insider, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved in accordance with this Policy, will be permitted only during an open “trading window.” The trading window generally will open after the first full trading day after the release of the quarter-end results and will close on the last business day before the last month of the quarter. For example, if earnings are announced before markets open on a Monday, the trading window will open at the beginning of trading on Tuesday.
If earnings are announced after markets close on Monday, the trading window will open at the beginning of trading on Wednesday. Trading windows are helpful, but do not provide immunity from violations of the insider trading regulations, particularly if you are a person that has access to material nonpublic information. In addition to the times when the trading window is scheduled to be closed, the Compliance Officer may impose a special blackout period at his or her discretion due to the existence of material nonpublic information, such as a pending acquisition, which special blackout period may apply to all Insiders or only certain designated individuals who are likely to have knowledge of such material nonpublic information. Following termination of employment or other service, Insiders will be subject to any existing closed trading window in which termination occurs until the expiration of such closed trading window, as well as any applicable special blackout period in effect at the time of termination. Even when the window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information.

Hardship Exemption
The Compliance Officer may, on a case by case basis, authorize a transaction in the Company’s securities outside of the trading window (but in no event during a special blackout period) for Insiders who are not also Section 16 Insiders due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. (The request may be made as part of a pre-clearance request, so long as it is in writing.) The Insider requesting the hardship exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that he or she is not in possession of material nonpublic information concerning the Company. The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider.

Individual Account Plan Blackout Periods
Certain trading restrictions apply during a blackout period applicable to any Company individual account plan in which participants may hold Company stock. For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any blackout period, directors and executive officers are prohibited from trading in shares of the Company’s stock that were acquired in connection with such director’s or officer’s service or employment with the Company. Such trading restriction is

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required by law, and no hardship exemptions are available. The Company will notify directors and executive officers in the event of any blackout period.
Appendix III
Pre-Clearance of Trades
Overview

As part of the Company’s Insider Trading Policy, all purchases and sales of equity securities of the Company by an individual designated on Exhibit C, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved in accordance with this Policy, are subject to the pre-clearance requirements set forth in this Appendix III. Each person listed on Exhibit C is referred to herein as a “Pre-Clearance Insider.” As with the other provisions of this Policy, Pre-Clearance Insiders are responsible for ensuring compliance with this Appendix III by family members and members of their households and by entities over which they exercise voting or investment control.

Pre-Clearance Requests

Requests for pre-clearance must be submitted in writing to the Compliance Officer at least three business days in advance of each proposed transaction. If the Pre-Clearance Insider submits the request by email and does not receive a response from the Compliance Officer within 24 hours, the Pre-Clearance Insider will be responsible for following up to ensure that the message was received.

A request for pre-clearance should provide the following information:
The nature of the proposed transaction and the expected date of the transaction.
Number of shares involved.
If the transaction involves a stock option exercise, the specific option to be exercised.
Contact information for the broker who will execute the transaction.
A confirmation that the Pre-Clearance Insider has carefully considered whether he or she may be aware of any material nonpublic information relating to the Company (describing any borderline matters or items of potential concern) and has concluded that he or she does not.
Whether the transaction complies with all rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Exchange Act, applicable to securities transactions by the Pre-Clearance Insider.
Any other information that is material to the Compliance Officer’s consideration of the proposed transaction.
Once the proposed transaction is pre-cleared, the Pre-Clearance Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. Any pre-cleared transaction must be effected within 4 trading days of receiving pre-clearance. If the transaction is not executed in this time period, the Pre-Clearance Insider must seek a new pre- clearance. The Pre-Clearance Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.

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In addition, pre-clearance is required for the establishment or modification of a Rule 10b5-1 trading plan by a Pre- Clearance Insider. However, pre-clearance will not be required for individual transactions effected pursuant to a pre- cleared Rule 10b5-1 trading plan that has been approved in accordance with this Policy. The Compliance Officer may withhold pre-clearance of any proposed Rule 10b5-1 trading plan for any reason, in his or her sole discretion. The Compliance Officer will not pre-clear any proposed trading plan if he or she concludes that the proposed trading plan
(A) fails to comply with the requirements of Rule 10b5-1, as amended from time to time, or (B) fails to comply with the Company’s “10b5-1 Plan Guidelines” set forth in Appendix IV.
The Company and the Compliance Officer are under no obligation to approve a transaction submitted for pre- clearance. Further, the Compliance Officer’s approval of a transaction for pre-clearance does not (i) constitute legal advice, (ii) constitute confirmation that you do not possess material nonpublic information and (iii) does not relieve you of any legal obligations you may have.

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Appendix IV

10b5-1 Plan Guidelines

(See attached)

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10b5-1 Plan Guidelines
Section 10(b) and Rule 10b-5 of the Exchange Act prohibit the purchase or sale of a security on the basis of material non-public information. Rule 10b5-1 specifies that a purchase or sale constitutes trading “on the basis of” material non-public information where the person making the purchase or sale was aware of material nonpublic information at the time the purchase or sale was made. For purposes of Section 10(b) and Rule 10b-5, gifts should be considered "sales" of securities.

Rule 10b5-1(c) generally provides an affirmative defense against allegations of insider trading if a person sets up a written plan (“Plan”) for trading securities that meets certain requirements, including:
The Plan was entered into and, throughout the duration of the Plan, is operated in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
The Plan was adopted at a time when the person trading was not aware of any material non-public information.
Certification of the above items is required of Section 16 Insiders at the time of Plan adoption.
The Plan must be in writing and signed by the person adopting the Plan.
The terms of the Plan specify the amount, price, and date of the transaction(s) (or included a written formula, algorithm, or computer program for determining the amount, price, and date).
The Plan may not grant discretion to a stockbroker or other person with respect to execution of trades.
The person entering into the Plan did not exercise any subsequent influence over how, when, or whether to make purchases or sales.
The purchase or sale was made pursuant to the Plan.
Except as set forth below for Section 16 Insiders, the Plan includes a “cooling-off period” of 30 days between the date of execution and the date of the first trade. For Section 16 Insiders, the “cooling-off period” must be the later of (i) 90 days after the adoption or modification of the Plan or (ii) two business days after disclosure of the issuer’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Plan was adopted, subject to a maximum of 120 days (the “D&O Cooling Off Period”).
Only one single trade Plan is allowed per 12 months.
Two Plans that overlap (i.e., the second Plan is entered into before the expiration date of a first Plan) are permitted, provided:
The trading period for shares under the second Plan does not commence until the end of the trading period for shares under the first Plan.
Both Plans must comply with the 30 day “cooling-off period” or the D&O Cooling Off Period, as applicable.
All transactions under the Plan must be in accordance with applicable law.

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Regarding modifications and early termination of Plans:
In general, modifications and early terminations are discouraged and should be avoided except in unusual circumstances because they can create the perception that the person is manipulating the Plan and potentially call into question whether the good faith requirement was met.
Once implemented, Plans cannot be terminated or modified absent approval from the Company’s Compliance Officer. Any modified plan is subject to the same pre-clearance and other requirements as the entering into a new Plan and must be approved by the Company’s Compliance Officer and filed with the Company.
The Plan may be modified or terminated prior to its stated duration only at a time when:
The person modifying or terminating the Plan is not aware of material nonpublic information.
There is no quarterly, special or other trading blackout in effect with respect to the person modifying or terminating the Plan.
The modification of a Plan is generally considered the termination of the Plan and the entering into a new Plan. Therefore, no trades may occur under a modified plan until after the completion of the requisite "cooling off period" or D&O Cooling Off Period, as applicable.
If a Plan is terminated prior to its stated duration, the person terminating the Plan may not engage in open market trades in Company securities for a period of 30 days after such termination.
If a person has pre-cleared a new Plan (the “Second Plan”) intended to succeed an earlier pre-cleared Plan (the “First Plan”), and intends to terminate the First Plan, the person must observe another “cooling-off” period or D&O Cooling Off Period, as applicable, measured from the date of termination of the First Plan, before trades may begin under the Second Plan.
Unless otherwise approved by the Company’s Compliance Officer, any modified Plan must have a minimum duration of one year from the time when trades may first occur under the Plan in accordance with these requirements.

Trading under a Plan provides a number of benefits, including:
An affirmative defense to illegal insider trading allegations;
Greater certainty to insiders in planning securities transactions;
Potentially more opportunities for individuals to transact their shares, especially because a properly entered into Plan allows trading during blackout periods;
A powerful investment management tool;
Potentially less negative publicity; and
Decreased administrative and oversight burden.

Silicon Labs highly encourages all Section 16 Insiders to enter into Plans for handling all of their trades in Silicon Labs stock. The Company also recommends the use of Plans to other individuals who may regularly receive sensitive information. To facilitate proper execution of such Plans, the following guidelines apply to any Plans entered into by any Covered Parties:
A Plan may only be executed during the open window trading under the company’s Insider Trading Policy. We recommend you start working with your broker on the particulars of your Plan before the window opens.
You must not be in possession of any material non-public information at the time of entering into a Plan.

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Once a Plan has been established, an individual must not trade in Silicon Labs stock outside of the Plan.
Any Section 16 Insider may not enter into a Plan that includes both purchases and sales of Company stock if the transactions occur within a six-month period.
Consider adopting or modifying a Plan only during the first week of an open trading window. This decreases the likelihood that you will have become aware of material nonpublic information.
Consider limiting the duration of the Plan to no more than two years. The longer the duration, the greater the risk that circumstances may change such that you will have an incentive to modify or terminate the Plan. The modification or early termination of a Plan may create an implication that prior transactions under the Plan were not in fact pursuant to a bona fide Plan. In addition, subsequent trading will not be considered as pursuant to the Plan.

16 www.silabs.com | Insider Trading Policy

Exhibit A
Section 16 Insiders
(as of April 20, 2023)
All members of the Board of Directors
All persons designated as Section 16 officers by the Board of Directors

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Exhibit B
Insiders Subject to Quarterly Blackout Periods
All members of the Board of Directors
All persons designated as Section 16 officers by the Board of Directors All senior vice presidents
All employees with both “Chief” and “Officer” in their title
Other individuals designated as Insiders by the Compliance Officer from time to time (Complete list to be maintained by the Company’s Stock Administration department)

18 www.silabs.com | Insider Trading Policy

Exhibit C
Pre-Clearance Insiders
All members of the Board of Directors
All persons designated as Section 16 officers by the Board of Directors All senior vice presidents
All employees with both “Chief” and “Officer” in their title
Other individuals designated as Pre-Clearance Insiders by the Compliance Officer from time to time (Complete list to be maintained by the Company’s Stock Administration department)

19 www.silabs.com | Insider Trading Policy